UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 31, 2012

TMX FINANCE LLC

(Exact name of registrant as specified in its charter)

Delaware	333-172244	20-1106313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Bull Street, Suite 200

Savannah, Georgia 31401

(Address of principal executive offices)

(912) 525-2675

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Effective September 30, 2012, the sole member of TMX Finance LLC (the “Company”) transferred 100% of his membership interests to TMX Finance Holdings Inc. (the “Parent”). The former sole member of the Company is the sole shareholder of the Parent.  On October 31, 2012, the Parent issued $100 million of Senior PIK Notes (the “PIK Notes”). The PIK Notes mature October 15, 2015 and bear interest at a rate of 11% per year, payable semi-annually, in arrears, on April 15 and October 15 of each year. The PIK Notes are not guaranteed by the Company.

Interest on the PIK Notes is payable in cash, and distributions from the Company to the Parent will provide the primary means for the Parent to make interest payments on the PIK Notes. However, if the Company is not permitted to make a distribution to the Parent under the indenture governing the Company’s 13.25% Senior Secured Notes due 2015 (the “Secured Notes”) the Parent may pay interest on the PIK Notes by issuing additional notes or increasing the principal amount of the outstanding PIK Notes. Additionally, if the Company repays, redeems or refinances any of the Secured Notes with the issuance of additional debt, the Parent is required to concurrently redeem the PIK Notes.

On November 1, 2012, the Parent made an equity contribution of approximately $45 million to the Company.

On November 6, 2012, the Company announced that it will hold its quarterly conference call to discuss Third Quarter 2012 results on Thursday, November 29, 2012, at 10:00 a.m. Eastern Time. A copy of this announcement is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

99.1                        Announcement dated November 6, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

		By:	/s/ Elizabeth C. Nelson
Elizabeth C. Nelson
Date:	November 6, 2012		Chief Accounting Officer